Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Jay D. Miller	Nancy A. Johnson, (612) 455-1745
President and CEO	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES APPOINTS MICHAEL H. CARREL CHIEF OPERATING OFFICER
AND CHIEF FINANCIAL OFFICER

Minneapolis, May 16, 2005 — Vital Images, Inc. (Nasdaq: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, has named Michael H. Carrel chief operating officer and chief financial officer, effective immediately.  He has been interim chief financial officer since January 2005.

“The board and I are delighted that Mike has joined us on a permanent basis.  He has served as CEO and CFO of a public company and brings strong strategic, operational and financial experience and skills,” said Jay D. Miller, president and CEO of Vital Images.  “In his short time here, Mike has done an outstanding job.  He has shown great leadership by growing an excellent finance team and demonstrated the level of passion and analytical thinking necessary to help build the company’s momentum in the marketplace.”  Vital Images expects revenues to increase between 27 percent and 33 percent in 2005.  Miller added that the finance, accounting, information technology, human resources, quality and customer satisfaction teams will report to Carrel as CFO and COO.

“I look forward to the opportunity to be a part of Vital Images,” said Carrel.  “The strong management team here is successfully delivering exceptional products that make a difference in so many people’s lives.  I am excited about working with everyone to help execute Vital Images’ vision to expand advanced visualization and analysis throughout the enterprise.”

Most recently, Carrel was a senior vice president with Technology Solutions Company (TSC), a Chicago-based IT consulting firm.  Earlier, he served as president, CEO and CFO of ZAMBA Corporation, a Minneapolis-based technology company that was purchased by TSC.  Before ZAMBA, Carrel held financial and consulting positions with what are now PriceWaterhouseCoopers and Deloitte & Touche.  He is a certified public accountant and holds a bachelor’s degree in accounting from Pennsylvania State University and an MBA from the Wharton School at the University of Pennsylvania.

(more)

Carrel Appointed CFO and COO

May 16, 2005

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

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